Exhibit 99.1

TRADING AGREEMENT
This Agreement (this “Agreement”) is made and entered into as of March 10, 2022, by and among (1) Martin D. McNulty, Jr. and (2) Starboard Value LP (“Starboard” and together with Mr. McNulty, each a “Party” to this Agreement, and collectively, the “Parties” or the “Group”).
WHEREAS, each of the Parties is a stockholder, direct or beneficial, of Cyxtera Technologies, Inc., a Delaware corporation (“Cyxtera” or the “Company”);
WHEREAS, Mr. McNulty was previously subject to the policies and procedures of Starboard as a Managing Director, including policies regarding trading securities of the Company;
WHEREAS, in connection with Mr. McNulty ceasing to be an employee of Starboard, Mr. McNulty is agreeing to terms regarding the treatment of the securities of the Company, and
WHEREAS, the Parties desire to reduce to writing their agreements after the date hereof.
NOW, IT IS AGREED, this tenth day of March 2022 by the Parties hereto:
1.  Mr. McNulty agrees that he may not purchase or sell any Securities from the date of this Agreement until the termination of this Agreement pursuant to Section 8 unless Mr. McNulty receives the express prior written consent of Starboard, with such consent not to be unreasonably withheld. Mr. McNulty further agrees to provide notice to Starboard at least 24 hours prior to (i) any request to purchase or sell Securities or (ii) any other potential event that may result in a change in Mr. McNulty’s beneficial ownership position in the Company.  For purposes of this Agreement, the term “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As used herein, “Securities” shall mean equity securities of the Company, options to purchase or sell equity securities of the Company, and swaps, synthetics and other derivative securities or instruments, the value of which is solely and directly related to equity securities of the Company or any narrow-based index based in part on the value thereof.
2.  Each Party agrees to the continued joint filing on behalf of each of them and their respective affiliates of a statement on Schedule 13D, and any amendments thereto, with respect to the Securities of the Company to the extent required by applicable law. Each member of the Group shall be responsible for the accuracy and completeness of its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.
3. Mr. McNulty is currently an observer to the Board and as such shall be permitted to attend and reasonably participate, but not vote, at all meetings of the Board (whether such meetings are held in person, telephonically or otherwise); provided, however, that Starboard (and the Company) has reserved the right to exclude Mr. McNulty from access to any material or meeting or portion thereof if, and only to the extent that, Starboard or the Board determines reasonably and in good faith that such exclusion is necessary. Mr. McNulty agrees to enter into any confidentiality agreement reasonably requested by the Company. Mr. McNulty agrees to cease serving as an observer upon Starboard’s request and cooperate with Starboard to name a successor observer designated by Starboard should he cease to serve as observer.
4. Each of the Parties hereto agrees that any SEC filing, press release, or communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities shall be as directed by Starboard. Starboard shall have discretion over the content and timing of public or private communications and negotiating positions taken on behalf of the Group. Each of the Parties hereto further agrees that any communication with the Company shall be at Starboard’s direction and that Mr. McNulty shall not communicate with the Company on the Group’s behalf without Starboard’s prior written consent.

5. The relationship of the Parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any Party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Except as otherwise may be provided herein, nothing shall restrict any Party’s right to purchase or sell securities of the Company, as it deems appropriate, in its sole discretion, provided that all such purchases and sales are made in compliance with all applicable securities laws.
6. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.
7. This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of New York. In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the Parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.
8. Mr. McNulty may terminate his service as an observer on 30 days’ prior written notice.  The other restrictions and obligations in this Agreement will terminate after SVAC Sponsor LLC and all clients managed by Starboard no long hold Securities.  Section 7 of this Agreement shall survive any termination pursuant to this Section 8.
9. Each of the undersigned Parties hereby agrees that Akin Gump Strauss Hauer & Feld LLP shall act as counsel for both the Group and each of Starboard and Mr. McNulty as it relates to the Group’s activities set forth herein.
10. Each of the undersigned Parties hereby agrees that this Agreement may be filed as an exhibit to any Schedule 13D to be filed under applicable law pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act without any consent of the other Party.
11. Each of the undersigned Parties hereby agrees that this Agreement may not be assigned, amended, waived or modified except by a writing signed by each Party. Both Parties agree that a delay in providing consent to any request by Starboard shall not constitute consent or a waiver of rights under this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

STARBOARD VALUE LP
By: Starboard Value GP LLC,
its general partner

By: Starboard Principal Co LP,
its member

By: Starboard Principal Co GP LLC,
its general partner

By:    /s/ Jeffrey C. Smith
         Name:  Jeffrey C. Smith
         Title:  Authorized Person

[Signature Page to Trading Agreement]

By: /s/ Martin D. McNulty Name: Martin D. McNulty

[Signature Page to Trading Agreement]